Exhibit 99.1

     Stratagene Reports Second Quarter Results; Company Takes $7.9 Million
      Litigation Charge and Updates 2006 Financial Guidance; Cash Position
           Includes $33.6 Million in Restricted and Unrestricted Cash


    LA JOLLA, Calif.--(BUSINESS WIRE)--Aug. 8, 2006--

   Company Enters New Agreement With Major Pharmaceutical Company to
    Develop Sample Preparation System to Track Molecular Biomarkers

    Stratagene Corporation (Nasdaq:STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, today released financial results for the second quarter of 2006 ended June 30, 2006.
    For the second quarter of 2006, revenue was $23.4 million, compared with revenue of $24.9 million in the second quarter of 2005. The year-over-year revenue decrease primarily resulted from the ongoing decline in sales of legacy products associated with gene discovery and cloning systems. Partially offsetting this decline was the continued growth in sales of QPCR instruments, which were up 3.5% year-over-year and sales of allergy diagnostic products, which grew 2.5% year-over-year.
    "We have continued our efforts to execute our long-term strategy to develop and introduce innovative products that meet the new and emerging needs of the molecular diagnostics and other growth markets," said Joseph A. Sorge, M.D., President and CEO of Stratagene. "Throughout the past few quarters, sales trends for our older legacy business have continued to decline at a faster-than-expected rate; however we are encouraged by our opportunity to achieve growth in our portfolio of products introduced within the past nine months. During the first half of 2006, we successfully introduced a number of new products for the research market. In addition to this component of our growth strategy, we have continued to make progress with milestones related to our agreements with Bayer Diagnostics and Focus Diagnostics.
    "Regarding Bayer Diagnostics, we are continuing to customize our Mx3005P(TM) instrument systems for the new platform that Bayer is developing for performing molecular diagnostics tests," continued Dr. Sorge. "Based upon current timelines, we expect to complete the development activities in 2006 and to continue regulatory submission activities for the customized instrument into 2007. This strategic relationship with Bayer for a custom QPCR instrument, our strategic relationship with Focus Diagnostics for the development of molecular diagnostics products and our just-announced development and license agreement with a major pharmaceutical company, demonstrate our progress and commitment toward executing our molecular diagnostics strategy."
    Stratagene announced that it has entered into a joint development and license agreement with a major pharmaceutical company. Under the agreement, the two companies will jointly create a fully-automated solution for the isolation of nucleic acids from a variety of clinical samples. Nucleic acid purification allows researchers to separate RNA and DNA from contaminants contained in biological samples. Clinicians and researchers can use the purified RNA and DNA to perform gene expression analysis and other functions within molecular diagnostics.
    For the second quarter of 2006, Stratagene recorded a net loss of $3.7 million, or $0.17 per share, including a $7.9 million litigation charge related to the recent jury verdict in the Invitrogen Corporation vs. Stratagene matter. The litigation charge amounted to $0.22 per share. The Company announced on July 26, 2006 that a jury in Texas decided in favor of Invitrogen related to certain products sold by Stratagene between 1997 and 2004. Stratagene products sold in recent years and currently offered for sale will not be affected by the jury verdict. The judge will determine the final outcome to be rendered by the court and the timing of a final judgment has not yet been determined. Stratagene has the option to appeal the final outcome.
    The second quarter was also impacted by approximately $190,000 before taxes or $0.01 per share, after income taxes, for non-cash share-based compensation expense associated with the implementation of FAS 123R "Share-Based Payments" in 2006. The second quarter of 2005 was not impacted by the share-based compensation expense.
    During the second quarter of 2005, the Company reported net income of $2.1 million, or $0.10 per diluted share.
    As of June 30, 2006, total cash and cash equivalents were approximately $33.6 million and total assets were $121.1 million. The total cash figure includes approximately $21.4 million set aside in January 2006 in a restricted account as collateral for an appeal bond in the Third wave litigation matter. Stratagene has approximately $12.2 million in unrestricted cash which is not impacted by the bond arrangements and Stratagene remains cash flow positive.
    The total amount of outstanding long-term debt is approximately $3.8 million and final payments on such long-term debt are due in 2022. Stratagene also has a $9.0 million revolving line of credit in place which has a zero balance currently outstanding.
    Gross margin decreased to 64.6% of revenues for the second quarter of 2006 compared with 65.1% of revenues for the same quarter of 2005. The gross margin in 2006 was affected by lower average selling prices, including those of certain legacy research products and by the effect of a high level of fixed manufacturing costs that were spread over lower product sales in the second quarter of 2006 compared with the second quarter of 2005.
    Research and development expenses increased 8.6% to $3.1 million or 13.3% of revenue, in the second quarter of 2006 compared with $2.9 million, or approximately 11.5% of revenue, in the second quarter of 2005. Research and development expenses as a percentage of revenue were in-line with the Company's full year guidance. The increase in spending was primarily related to instrument development costs for new products expected to be released next year, and additional costs incurred in developing recently released biology-focused pathway analysis software products that were released to the market in the first half of 2006.
    "Looking ahead, we expect to continue to devote a significant portion of our resources to developing our molecular diagnostics product platform," continued Dr. Sorge. "We are building on the progress we have made to date with our strategic partnerships and product introductions and continue to explore a variety of growth opportunities. Our FullVelocity(TM) molecular diagnostics technology has distinct characteristics that make it faster, more sensitive and more economical for end users. We remain excited about the opportunities for our unique technology and believe that it will become a significant revenue growth driver in the years to come."
    Selling and marketing expenses increased 2.5% to $5.6 million in the second quarter of 2006 compared with $5.4 million in the second quarter of last year, primarily related to additional marketing expenditures associated with new life science product releases in late 2005 and early 2006.
    General and administrative expenses decreased 9.1% in the second quarter to $4.5 million compared with $4.9 million in the second quarter of 2005. General and administrative expenses in the second quarter of 2006 continue to be impacted by legal expenses associated with patent litigation matters but to a lesser extent in the second quarter of 2006 than in 2005. The second quarter 2006 legal expenses were impacted by the defense costs for the Invitrogen vs. Stratagene matter which was tried before a jury in mid July 2006. The legal costs associated with this legal matter will also affect the general and administrative costs in the third quarter of 2006.
    "Based upon our first half results, and our current outlook for the remainder of 2006, we are adjusting our anticipated revenue and earnings guidance for this year," said Steve Martin, Vice President and CFO of Stratagene. "We are reducing our revenue guidance by $4 million to reflect our current outlook for full year sales of research products. This reduced guidance is also, to a lesser extent, impacted by a lower-than-expected 2006 revenue contribution from the Bayer development program. The reduced expectations for Bayer-related revenue in 2006 solely reflect required accounting treatment for engineering milestone revenue and expenses which will be deferred and recognized in revenue and earnings in the latter part of 2006 and early 2007. Bayer's financial commitment to our joint agreement remains unchanged and the project remains on schedule. Our earnings guidance for 2006 has been adjusted to reflect the lower gross margin contribution on the lower than expected research product sales, higher legal expenses in the third quarter of 2006 for the recently completed jury trial and for the litigation charge recorded in the second quarter of 2006. The litigation charge impacted our earnings per share by $0.22 after taxes. Despite the slowdown in revenue growth, we continue to invest in research and development focused on furthering our innovative molecular diagnostics strategy and bringing other innovative products to the market."

    Updated Outlook for the Full Year 2006

    --  Revenue expected to be between $94 and $98 million.

    --  Gross margin expected to range from 63% to 65% of revenues.

    -- Research and development expenses expected to range from 13% to 15% of revenues.

    -- GAAP earnings per share expected to range from $0.00 to $0.03 per share. This includes an expected $1.0 million pre-tax effect ($0.03 per diluted share) from the implementation of FAS 123R in 2006 and the after-tax impact of the $0.22 litigation-related charge.

    --  Expected fully diluted share count of 22.4 million.

    Conference Call Today

    Stratagene will host a conference call and webcast today, Tuesday, August 8, 2006, at 4:30 p.m. Eastern Time to discuss the Company's second quarter 2006 results, outlook for 2006, and current corporate developments. The dial-in number for the conference call is 800-257-2101 for domestic participants and 303-262-2143 for international participants.
    A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available for seven days. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11066634#. To access the live webcast of the call, go to Stratagene's website at http://www.stratagene.com and click on the Investors icon. An archived webcast will also be available at http://www.stratagene.com.

    About Stratagene Corporation

    Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products. The Company's life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company's diagnostic unit develops and manufactures products for urinalysis as well as high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.

    Safe Harbor Statement

    Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like "believe," "intend," "target," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company's ability to compete effectively in the diagnostics and life science research markets, variability of the company's quarterly revenues and operating results, the failure of the company to retain key employees, the company's ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company's ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see Item "1A. Risk Factors" included in Stratagene's Annual Report on Form 10-K for the year ended December 31, 2005 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.


               STRATAGENE CORPORATION AND SUBSIDIARIES
                             (unaudited)
              (in thousands, except earnings per share)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
-----------------------------------------------
                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------- -----------------
                                   2006      2005      2006     2005
                                 --------- --------- -------- --------

Revenues                          $23,404   $24,891  $47,659  $49,491

Costs and expenses:
 Cost of product sales              8,286     8,693   16,750   17,159
 Research and development           3,108     2,861    6,497    5,749
 Selling and marketing              5,554     5,421   11,123   10,414
 General and administrative         4,485     4,932    9,489    9,038
 Litigation charges                 7,933         -    8,056        -
 Impairment of long-lived assets       21         -       69       20
                                 --------- --------- -------- --------
  Total operating costs and
   expenses                        29,387    21,907   51,984   42,380
                                 --------- --------- -------- --------
  Income (loss) from operations    (5,983)    2,984   (4,325)   7,111
Other income and expenses:
 Loss on foreign currency
  transactions                        (30)       (5)     (53)    (119)
 Other income, net                    (19)      (20)      28      513
 Interest expense                    (276)      (59)    (589)    (158)
 Interest income                      303         4      591        9
                                 --------- --------- -------- --------
  Total other income (expense)        (22)      (80)     (23)     245
                                 --------- --------- -------- --------
  Income (loss) before income
   taxes                           (6,005)    2,904   (4,348)   7,356
 Income tax expense (benefit)      (2,260)      767   (1,706)   2,283
                                 --------- --------- -------- --------
  Net income (loss)               $(3,745)   $2,137  $(2,642)  $5,073
                                 ========= ========= ======== ========

Earnings per share:
 Basic                             $(0.17)    $0.10   $(0.12)   $0.23
 Diluted                           $(0.17)    $0.10   $(0.12)   $0.23

Weighted average shares:
 Basic                             22,383    22,056   22,354   22,044
 Diluted                           22,383    22,230   22,354   22,171


CONDENSED CONSOLIDATED BALANCE              June 30,  Dec. 31,
 SHEETS                                       2006      2005
------------------------------             --------- ---------

 Cash and cash equivalents, unrestricted     $12,157   $40,508
 Cash, restricted                             21,396       192
 Other current assets                         42,276    38,440
 Property and equipment, net                  10,986    11,267
 Goodwill                                     27,234    27,234
 Other assets, net                             7,031     7,041
                                            --------- ---------
  Total assets                              $121,080  $124,682
                                            ========= =========

 Current portion of long-term debt              $240    $5,740
 Dividend payable                                  -     5,571
 Other current liabilities                    28,511    28,287
 Litigation accruals                          29,101    20,600
 Long-term debt, less current portion          3,535     3,775
 Other long-term liabilities                   2,449     2,219
 Stockholders' equity                         57,244    58,490
                                            --------- ---------
       Total liabilities and
        stockholders' equity                $121,080  $124,682
                                            ========= =========


CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------
                                                    Six Months Ended
                                                        June 30,
                                                   ------------------
                                                      2006     2005
                                                   --------- --------
Cash flows from operating activities:
   Net income (loss)                                $(2,642)  $5,073
   Depreciation and amortization                      1,802    1,857
   Stock-based compensation                             323      339
   Other items, net                                   5,400     (228)
                                                   --------- --------
      Net cash provided by operating activities       4,883    7,041
                                                   --------- --------
Cash flows from investing activities:
   Purchases of property and equipment                 (884)    (817)
   Additions to intangible assets                      (653)    (749)
   Changes in restricted cash                       (21,204)     511
   Other items, net                                       -      130
                                                   --------- --------
      Net cash used in investing activities         (22,741)    (925)
                                                   --------- --------
Cash flows from financing activities:
   Principal payments on debt, net                   (5,740)  (5,637)
   Dividend to shareholders                          (5,571)       -
   Other items, net                                     663      336
                                                   --------- --------
      Net cash used in financing activities         (10,648)  (5,301)
Effects of foreign currency exchange rates on cash      155      (94)
                                                   ========= ========
   Net decrease in cash and cash equivalents        (28,351)     721
Cash and cash equivalents at beginning of period     40,508    4,890
                                                   --------- --------
Cash and cash equivalents at end of period          $12,157   $5,611
                                                   ========= ========



    CONTACT: Stratagene Corporation
             Steve Martin, 858-373-6303
             Chief Financial Officer
             or
             Investors:
             EVC Group, Inc.
             Douglas Sherk/Jennifer Beugelmans, 415-896-6820 or
             Media:
             EVC Group, Inc.
             Steve DiMattia, 646-277-8706